EXHIBIT 99-B.4.6

                                   ENDORSEMENT
                    Aetna Life Insurance and Annuity Company

Notwithstanding any provision of the Contract or Certificate to the contrary, the Contract or Certificate is endorsed to add the following:

Aetna GET Fund ("GET Fund")
      Each series of the GET Fund is a separate Fund.

Aetna GET Fund Guarantee
      Aetna guarantees that the accumulation unit value for each series of the GET Fund on its GET Maturity Date will not be less than the accumulation unit value at the close of business on the last day of its Offering Period. If necessary, Aetna will transfer funds from its General Account to the Separate Account to offset any shortfall in the accumulation unit value on the GET Maturity Date. This Aetna GET Fund Guarantee does not apply to withdrawals or transfers before the GET Maturity Date.

      If the Accumulation Units of a series of the GET Fund are adjusted at any time during a Guarantee Period, the Aetna GET Fund Guarantee will be restated. The restated Aetna GET Fund Guarantee will be calculated so that is equivalent to the original Aetna GET Fund Guarantee for that series.

Aetna GET Fund Guarantee Charge
      There is a daily charge during the Guarantee Period for the Aetna GET Fund Guarantee. For each series this charge is determined prior to the beginning of the Offering Period. The current daily charge for the Aetna GET Fund Guarantee will equal an annual rate of 0.75%.

      The Aetna GET Fund Guarantee Charge is deducted daily from the Account Value allocated to the Separate Account and is reflected in Net Investment Factor.

Aetna GET Fund Offering Period ("Offering Period")
      Each series of the GET Fund has a specified Offering Period. The Offering Period is usually one to three months and is the period during which amounts may be transferred or deposited into a series of the GET Fund. Aetna reserves the right to extend an Offering Period or accept transfers or deposits into a series of the GET Fund after the Offering Period.

      Aetna reserves the right to set a minimum amount which may be transferred or deposited into a series of the GET Fund. Aetna also reserves the right to set a minimum total asset amount required at the end of an Offering Period to continue to offer a series of the GET Fund. If the minimum is not met or if the GET Fund's Board of Trustees determines not to operate the GET Fund in accordance with its investment objectives and strategies due to unfavorable market conditions, Aetna reserves the right not to begin the Guarantee Period. If Aetna exercises its right not to begin a Guarantee Period, Aetna will send written notice to all who made transfers or deposits into that series of the GET Fund. The notice will be mailed no later than 15 calendar days after the end of the Offering Period. Those who made transfers or deposits into that series of the GET Fund will then have 45 calendar days from the end of the Offering Period to redirect amounts in the terminated GET Fund series to one or more of the investment options available under the Contract. If no election is made by the end of this 45-day period, at the next Valuation Date Aetna will transfer the amount in the terminated series of the GET Fund to the money market Subaccount available under the Contract.

      Aetna reserves the right to set a maximum total asset amount for a series of the GET Fund. If the maximum is met, Aetna reserves the right to set a date on which it will stop accepting transfers or deposits into that series of the GET Fund.

Aetna GET Fund Guarantee Period ("Guarantee Period")
      Each series of the GET Fund has a specified Guarantee Period. The Guarantee Period is the period during which the Aetna GET Fund Guarantee applies. The Guarantee Period ends on the GET Maturity Date.


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Aetna GET Fund Maturity Date ("GET Maturity Date")
      The date on which a Guarantee Period ends and units of the series of the GET Fund are liquidated.

      Prior to a GET Maturity Date, Aetna will send written notice of the GET Maturity Date to all who have amounts invested in that series. Those who are then invested in the series must inform Aetna of the investment option(s) into which they want their value of the GET Fund series transferred. If no election is made, on the GET Maturity Date Aetna will transfer the value to the series of the GET Fund then accepting transfers and deposits. If there is no series of the GET Fund then accepting transfers and deposits, Aetna will transfer the value to the investment option(s) designated by Aetna in the written notice.

Aetna GET Fund Transfer or Withdrawal
      A transfer or withdrawal from a series of the GET Fund before its GET Maturity Date will be based on the GET Fund accumulation unit value on the Valuation Date following the date Aetna receives the transfer or withdrawal request in good order at its home office.

Aetna GET Fund Reinvestment
      If a Contract or Certificate is surrendered and thereafter reinstated (if available under the Contract or Certificate), amounts attributable to the GET Fund will be reinstated to a series of the GET Fund, if any, that is then in its Offering Period. If no GET Fund Offering Period is available, amounts will be reallocated among the other available investment options in which the Contract or Certificate Holder is invested, on a pro rata basis.

Endorsed and made a part of the Contract or Certificate, whichever is applicable, as of the Effective Date.


                                        /s/ Thomas J. McInerney
                                        President
                                        Aetna Life Insurance and Annuity Company


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